Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Celsion Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-1 (333-221543, 333-219414, 333-217156 and 333-214353), Form S-3 (Nos. 333-174960, 333-183286, 333-198786, 333-193936, 333-205608, and 333-206789) and on Form S-8 (Nos. 333-139784, 333-145680, 333-183288 and 333-207864) of Celsion Corporation, of our report dated March 24, 2017, with respect to the consolidated financial statements of Celsion Corporation as of and for the year ended December 31, 2016, which report appears in Celsion Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Dixon Hughes Goodman, LLP

Dixon Hughes Goodman, LLP

Baltimore, Maryland

March 27, 2018